Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Thryv Holdings, Inc. (the Company) for the registration of senior debt securities, common stock, preferred stock, depositary shares, warrants, and units and to the incorporation by reference therein of our report dated May 13, 2021, with respect to the consolidated financial statements of Sensis Holding Limited, included in the Company’s Current Report (Form 8-K/A) for the year ended June 30, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

London, United Kingdom

August 4, 2022